Exhibit 5.1

DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 T 410.580.3000 F 410.580.3001 W www.dlapiper.com

March 25, 2013

Parkway Properties, Inc.

Bank of America Center, Suite 2400

390 North Orange Avenue

Orlando, Florida 32801

Re:     Offering of Common Stock

Ladies and Gentlemen:

We have acted as special Maryland counsel to Parkway Properties, Inc., a Maryland corporation (the “Company”), in connection with the sale and issuance by the Company of an aggregate of up to 12,650,000 shares (the “Shares”) of Common Stock, $0.001 par value per share, of the Company (“Common Stock”), pursuant to the Underwriting Agreement, dated as of March 19, 2013 (the “Underwriting Agreement”), by and among the Company and Parkway Properties LP, a Delaware limited partnership, on the one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc., and RBC Capital Markets, LLC, on behalf of themselves and the other underwriters listed in Schedule A attached thereto (collectively, the “Underwriters”), on the other hand. This opinion is provided at the request of the Company in connection with the filing of a Current Report on Form 8-K.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

2. The Bylaws of the Company, as amended though August 5, 2010 (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

3. The Underwriting Agreement, certified as of the date hereof by the Secretary of the Company;

PARKWAY PROPERTIES, INC.

March 25, 2013

4. The Registration Statement of the Company on Form S-3 (File No. 333-178001), and all amendments thereto as of the time it became effective, relating to the Shares (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended;

5. The Prospectus, filed on November 16, 2011 and dated December 5, 2011, which forms a part of the Registration Statement (the “Base Prospectus”), the Preliminary Prospectus Supplement, dated March 19, 2013 (the “Preliminary Prospectus Supplement”), and the related final Prospectus Supplement, filed on March 20, 2013 and dated March 19, 2013 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the Shares, in the forms in which they were filed with the Commission;

6. The form of certificate representing the Shares, certified as of the date hereof by the Secretary of the Company;

7. Resolutions (the “Resolutions”) of the Board of Directors of the Company (or a duly authorized committee thereof) relating to, among other things, (a) the sale and issuance of all shares of capital stock of the Company that are issued and outstanding on the date hereof prior to the issuance of the Shares; and (b) the execution, delivery and performance of the Underwriting Agreement, certified as of the date hereof by the Secretary of the Company;

8. A short form good standing certificate for the Company, dated as of the date hereof, issued by the SDAT; and

9. A certificate, executed by Jermey R. Dorsett, Executive Vice President, General Counsel and Secretary of the Company, dated the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies or portable document file (“.PDF”) copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. Each individual executing a certificate is authorized to do so and has knowledge about all matters stated therein. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

PARKWAY PROPERTIES, INC.

March 25, 2013

5. The Shares have not been issued or transferred in violation of any restriction or limitation contained in the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

The issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Underwriting Agreement and in accordance with the Resolutions against payment of the consideration set forth in the Underwriting Agreement and the Resolutions, the Shares will be validly issued and fully paid and non-assessable.

Notwithstanding any other provision hereof, the opinion herein above expressed is subject to the following assumptions and qualifications:

(a) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than the State of Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.

(b) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(c) We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.

(d) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement relating to the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

            Very truly yours,

            /s/ DLA Piper LLP (US)

            DLA Piper LLP (US)